Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of Independent Bank Corp of our report dated June 13, 2012, on the consolidated balance sheet of Central Bancorp, Inc. and Subsidiary as of March 31, 2012, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income and cash flows for the year then ended, appearing in the Annual Report on Form 10-K for Central Bancorp, Inc. for the fiscal year ended March 31, 2012.

We also consent to the reference to our firm under the caption “Experts” in the registration statement.

/s/ Shatswell, MacLeod & Company, P.C.

West Peabody, Massachusetts

July 2, 2012

83 PINE STREET  —  WEST PEABODY, MASSACHUSETTS 01960-3635  —  TELEPHONE (978) 535-0206  —  FACSIMILE (978) 535-9908

smc@shatswell.com                www.shatswell.com